Press Release

Inova commences work on $350,000 network solutions project.

Las Vegas, NV November 15, 2010. Inova Technology (“INVA”), through its wholly owned subsidiary, Desert Communications, has commenced work on two network solutions project for Ft Hancock Independent School District that have a combined value of approximately $350,000. The projects are expected to be completed by the end of the calendar year.

“The Ft Hancock projects are one of several major projects that we are implementing right now. Everyone at Desert is working very hard in order to get these projects completed as quickly as possible in order to be able to start working on numerous other projects in our pipeline”, said CEO, Mr. Adam Radly.

Inova currently has several projects in its pipeline (including several that are larger than the Ft Hancock projects) and will provide more detailed information about its pipeline before the end of calendar 2010.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.